Exhibit 4.1
SECOND SUPPLEMENTAL INDENTURE
This Second Supplemental Indenture (this “Supplemental Indenture”), dated as of October 20, 2026, among Urban One, Inc., a Delaware corporation (the “Company”), the guarantors party hereto (the “Guarantors”) and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”) and as notes collateral agent (in such capacity, the “First Lien Notes Collateral Agent”), under the Indenture, dated as of December 18, 2025 (as amended and supplemented to date, the “Indenture”).
W I T N E S S E T H:
WHEREAS, the Company, the Guarantors, the Trustee and the First Lien Notes Collateral Agent have heretofore executed and delivered the Indenture providing for the issuance by the Company of the 10.500% First Lien Senior Secured Notes due 2030 (the “First Lien Notes”);
WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of a majority in aggregate principal amount of the First Lien Notes then outstanding (the “Requisite Consents”), the Company and the Trustee may, except as otherwise provided in Section 9.02, amend or supplement the Indenture and the First Lien Notes;
WHEREAS, the Company has received the Requisite Consents with respect to this Supplemental Indenture, as certified by an Officer’s Certificate delivered to the Trustee and the First Lien Notes Collateral Agent in connection with the execution and delivery of this Supplemental Indenture;
WHEREAS, the Company wishes to make technical amendments to the Indenture to cure certain ambiguities, mistakes, defects, errors or inconsistencies pursuant to Section 9.01(1) of the Indenture; and
WHEREAS, pursuant to Section 9.01, Section 9.02 and Section 9.05 of the Indenture, the Trustee and the First Lien Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture, and the Company and the Guarantors have requested that the Trustee and the First Lien Notes Collateral Agent execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Article I
DEFINITIONS
Section 1.01Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

Article II
AMENDMENTS TO THE INDENTURE
Section 2.01Amendments.
(a)Section 1.01 of the Indenture is hereby amended to add the following defined terms in proper alphabetical order:
(b)““2026 Charlotte Asset Sale Net Available Cash” means the Net Available Cash resulting from (x) the sale by Charlotte Broadcasting, LLC of the real property owned by it located at 400 Radio Road, Charlotte, North Carolina and/or (y) the sale by Urban One, Inc. of its 40% economic interest in the real property owned by Beasley Media Group, Inc. located at 9201 Nations Ford Road, Charlotte, North Carolina.”
(c)““Charlotte DMA Market” means the Charlotte, North Carolina Designated Market Area, as designated by Nielsen Media Research (or its successor) from time to time.”
(d)““Charlotte Proceeds Receipt Date” means, with respect to any 2026 Charlotte Asset Sale Net Available Cash, the date of receipt thereof by the Company or any Restricted Subsidiary.”
(e)Section 1.01 of the Indenture is hereby amended to amend the definition of “Holder” so that is reads as follows:
(f)    ““Holder” means, subject to Section 2.13 hereof, each Person in whose name the First Lien Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.”
(g)Section 1.02 of the Indenture is hereby amended to include the following defined terms and cross-references in the correct alphabetical order within Section 1.02:
(h)    ““Charlotte Investment”            4.10”
(i)    ““Permitted Second Lien Notes Repurchases”    4.10”
(j)Section 3.10 of the Indenture is hereby amended to delete the reference to Section 3.09 in clause (1) and to replace it with a reference to Section 3.10, so that clause (1) of Section 3.10 reads as follows:
(k)“(1) that the Asset Disposition Offer is being made pursuant to this Section 3.10 and Section 4.10 hereof and the length of time the Asset Disposition Offer will remain open;”
(l)The Indenture is hereby amended to delete “and” at the end of Section 4.07(b)(11).
(m)The Indenture is hereby amended to delete “.” at the end of Section 4.07(b)(12) and insert in lieu thereof “; and”.
(n)The Indenture is hereby amended by adding the following clause (13) to Section 4.07(b):
(o)“(13) any Permitted Second Lien Notes Repurchases.”

(p)The Indenture is hereby amended to delete “or” at the end of Section 4.10(a)(3)(B).
(q)The Indenture is hereby amended to delete Section 4.10(a)(3)(C) and insert in lieu thereof the following text:
(r)“(C) solely with respect to the 2026 Charlotte Asset Sale Net Available Cash, to the extent the Company or such Restricted Subsidiary elects, (i) prepay, repay or purchase Second Lien Notes through open-market purchases consummated within forty-five (45) days of the Charlotte Proceeds Receipt Date (or, solely in the case of the second proviso to this clause (C), within the period set forth therein) (the “Permitted Second Lien Notes Repurchases”) and/or (ii) within forty-five (45) days of the Charlotte Proceeds Receipt Date, invest or commit to invest in Additional Assets located in the Charlotte DMA Market (a “Charlotte Investment”); provided that any Additional Assets acquired pursuant to a Charlotte Investment shall be acquired by the Company or a Guarantor and such Additional Assets (including Capital Stock) must be Collateral and be pledged as Collateral; provided, further, that if any Charlotte Investment is (1) cancelled or terminated or (2) otherwise not consummated as of the date that is one hundred eighty (180) days after the Charlotte Proceeds Receipt Date (the earliest date on which any event described in the foregoing clauses (1) and (2) occurs, the “Charlotte Fallback Trigger Date”), the Company shall apply such 2026 Charlotte Asset Sale Net Available Cash to make Permitted Second Lien Notes Repurchases within forty-five (45) days after the Charlotte Fallback Trigger Date, and any such 2026 Charlotte Asset Sale Net Available Cash not so applied within such period shall be applied as set forth in Section 4.10(a)(3)(A)(i) or (ii) within ten (10) Business Days following the expiration of such period; provided, further, that no Charlotte Asset Sale Net Available Cash may be applied pursuant to clause (ii) of this paragraph (C) unless the Company delivers to the Trustee an Officer’s Certificate (together with appropriate supporting detail and calculations) certifying that the proposed Charlotte Investment would result in a reduction in the Company’s Leverage Ratio, determined on a pro forma basis, that is greater than would result from the application of such 2026 Charlotte Asset Sale Net Available Cash to Permitted Second Lien Notes Repurchases (provided that, for purposes of such determination, the aggregate amount of projected synergies attributable to such Charlotte Investment included in the Company’s Consolidated Cash Flow shall not exceed 20% of the Consolidated Cash Flow for such Charlotte Investment, calculated before giving effect to such projected synergies);s or”
(s)The Indenture is hereby amended by adding the following clause (D) to Section 4.10(a)(3), immediately following clause (C):
(t)“(D) any combination of the foregoing;”
(u)Section 9.05 of the Indenture is hereby amended to delete the reference to Section 12.01 in the final sentence of Section 9.05 and to replace it with a reference to Section 13.02, so that the final sentence of Section 9.05 reads as follows:
(v)“In executing any amended or supplemental indenture or other documentation, the Trustee and the First Lien Notes Collateral Agent will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.02 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture or other documentation is authorized or permitted by this Indenture.”

(w)Section 10.09 of the Indenture is hereby amended to delete the reference to Section 10.10 in subparagraph (6) of Section 10.09 and to replace it with a reference to Section 10.09, so that subparagraph (6) of Section 10.09 reads as follows:
(x)“(6)    prior to accepting any mortgage, deed of trust or debenture pursuant to this Section 10.09, the Company shall deliver to the First Lien Notes Collateral Agent and the Trustee an Officer’s Certificate to the effect that all conditions precedent provided for in this Indenture to the delivery of such mortgage, deed of trust or debenture, as applicable, have been complied with.”
(y)Section 10.10 of the Indenture is hereby amended to delete the reference to Section 10.11 in the third paragraph of Section 10.10 and to replace it with a reference to Section 10.10, so that the third paragraph of Section 10.10 reads as follows:
(z)“Without prejudice to Section 7.10, the rights and protections afforded to the Trustee under this Section 10.10 shall be equally applicable to the First Lien Notes Collateral Agent. Notwithstanding anything herein to the contrary, the First Lien Notes Collateral Agent shall not be required to take any action or exercise any discretion under the Security Documents or with respect to the Collateral unless such action is directed pursuant to Section 6.05 hereof (subject to Sections 7.01(c)(3) and 7.02(f) hereof), it being understood that the duties and obligations of the First Lien Notes Collateral Agent under the Security Documents shall be wholly ministerial.”
(aa)Any of the terms or provisions present in the First Lien Notes that relate to any of the provisions of the Indenture as amended by this Supplemental Indenture shall also be amended, mutatis mutandis, so as to be consistent with the amendments made by this Supplemental Indenture.
Article III
MISCELLANEOUS
Section 3.01Effective Date of this Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company, the Guarantors, the Trustee and the First Lien Notes Collateral Agent, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.
Section 3.02Reference to and Effect on the Indenture. Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects. From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture.
Section 3.03Governing Law. Section 13.06 of the Indenture shall apply to this Supplemental Indenture, mutatis mutandis.
Section 3.04Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE FIRST LIEN NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 3.05Severability. In case any provision in this Supplemental Indenture, the Indenture or the First Lien Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 3.06Successors. All agreements of the Company in this Supplemental Indenture, the Indenture and the First Lien Notes, as applicable, will bind its successors. All agreements of the Trustee and the First Lien Notes Collateral Agent in this Supplemental Indenture, the Indenture and the First Lien Notes will bind their respective successors.
Section 3.07Disclaimer. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee and the First Lien Notes Collateral Agent assume no responsibility for their correctness. The Trustee and the First Lien Notes Collateral Agent make no representations as to the validity or sufficiency of this Supplemental Indenture.
Section 3.08Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall constitute but one and the same instrument.
Section 3.09Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date hereof.
Company:
URBAN ONE, INC.
By: /s/ Peter D. Thompson
Name:     Peter D. Thompson
Title:    Executive Vice President
and Chief Financial Officer
Guarantors:
RADIO ONE LICENSES, LLC
BELL BROADCASTING COMPANY, LLC
RADIO ONE OF DETROIT, LLC
RADIO ONE OF CHARLOTTE, LLC
CHARLOTTE BROADCASTING, LLC
RADIO ONE OF NORTH CAROLINA, LLC
BLUE CHIP BROADCASTING, LTD.
BLUE CHIP BROADCASTING LICENSES, LTD.
RADIO ONE OF INDIANA, LLC
RADIO ONE OF INDIANA, L.P.
RADIO ONE OF TEXAS II, LLC
SATELLITE ONE, L.L.C.
RADIO ONE CABLE HOLDINGS, LLC
NEW MABLETON BROADCASTING, LLC
RADIO ONE MEDIA HOLDINGS, LLC
RADIO ONE DISTRIBUTION HOLDINGS, LLC
INTERACTIVE ONE, INC.
INTERACTIVE ONE, LLC
DISTRIBUTION ONE, LLC
REACH MEDIA, INC.
GAFFNEY BROADCASTING, LLC
RADIO ONE URBAN NETWORK HOLDINGS, LLC
TV ONE, LLC
BOSSIPMADAMENOIRE, LLC
CLEO TV, LLC
T TENTH PRODUCTIONS, LLC
CHARLIE BEAR PRODUCTIONS, LLC
RO ONE SOLUTION, LLC
URBAN ONE PRODUCTIONS, LLC
SERVICE BROADCASTING GROUP, LLC

By: /s/ Peter D. Thompson
Name:     Peter D. Thompson
[Urban One, Inc. – Signature Page to Supplemental Indenture]

Title:    Vice President

Trustee:
WILMINGTON TRUST, NATIONAL ASSOCIATION
as Trustee
By: /s/ Arlene Thelwell
Name:     Arlene Thelwell
Title:     Vice President
First Lien Notes Collateral Agent:
WILMINGTON TRUST, NATIONAL ASSOCIATION
as First Lien Notes Collateral Agent
By: /s/ Arlene Thelwell
Name:     Arlene Thelwell
Title:     Vice President

[Urban One, Inc. – Signature Page to Supplemental Indenture]